(Seal)
Dean Heller
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4290                  Entry No.
(775) 864-5708 C7491-1999 Website: secretaryofstate.biz Document Number
                                                200204480200-01
                                                Date Filed:
                                                10/13/05 3:52:44 PM
                                                In the office of
                                                /s/Dean Heller
                                                Dean Heller
                                                Secretary of State
Certificate of Designation
(Purusant to NRS 78.1955)

                           Certificate of Designation
                          For Nevada Profit Corporation
                            (Pursuant to NRS 78.1955)

1. Name of corporation: Global Health Trax, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series or stock:

The designation of 2,500,000 shares of Preferred Stock, Series A, $.001 par value, liquidation preference, voting rights of one vote per share, convertible to common stock at the option of the holder 36 months from the date of issuance on a one for one basis, redeemable or callable by the Corporation at $.01 per share plus 10% within 36 months of issuance before the conversion option is exercised.

3. Effective date of filing (optional)

4. Officer Signature: /s/Everett Hale

Filing Fee: $175.00

     IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

     This form must be accompanied by the appropriate fees. See attached fee schedule.